   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1995
                                                          FILE NO. 33-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                       NATIONAL SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                         95-2095071
  (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                            2900 SEMICONDUCTOR DRIVE
                                 P.O. BOX 58090
                           SANTA CLARA, CA  95052-8090
                                 (408) 721-5000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              ---------------------
                                   ----------
                                JOHN M. CLARK III
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            2900 SEMICONDUCTOR DRIVE
                                 P.O. BOX 58090
                           SANTA CLARA, CA  95052-8090
                                 (408) 721-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                              ---------------------

         THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMENTS TO:
                              ALAN W. PETTIS, ESQ.
                              CHARLES K. RUCK, ESQ.
                                LATHAM & WATKINS
                              650 TOWN CENTER DRIVE
                                 TWENTIETH FLOOR
                            COSTA MESA, CA 92626-1918

                             ----------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                             ----------------------
     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/



--------------------------------------------------------------------------------------------------------------
                                     CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF       AMOUNT TO BE      AGGREGATE PRICE         AGGREGATE             AMOUNT OF
  SECURITIES TO BE REGISTERED    REGISTERED (1)       PER UNIT  (2)      OFFERING PRICE (2)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
COMMON STOCK, $0.50 PAR VALUE       6,048,387           $25.75           $155,745,965.20        $53,705.51
--------------------------------------------------------------------------------------------------------------


(1) THIS AMOUNT REPRESENTS 6,048,387 SHARES ISSUABLE UPON CONVERSION OF THE REGISTRANT'S OUTSTANDING 6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002.
(2) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(C) ON THE BASIS OF THE HIGH AND LOW PRICES OF THE REGISTRANT'S COMMON STOCK AS REPORTED IN THE NEW YORK STOCK EXCHANGE COMPOSITE TRANSACTIONS ON OCTOBER 20, 1995.

                              ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              CROSS REFERENCE SHEET

          Form S-3 Item No. and Heading                                  Location in Prospectus
          -----------------------------                                  ----------------------
1.  Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus. . . . . . . . .   Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages
       of Prospectus . . . . . . . . . . . . . . . . . . . . .   Inside Front Cover Page; Outside Back Cover Page;
                                                                 Available Information

3.  Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges. . . . . . . . . . .   Selected Consolidated Financial Information

4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .   Use of Proceeds

5.  Determination of Offering Price. . . . . . . . . . . . . .   Not Applicable

6.  Dilution . . . . . . . . . . . . . . . . . . . . . . . . .   Not Applicable

7.  Selling Security Holders . . . . . . . . . . . . . . . . .   Selling Stockholders

8.  Plan of Distribution . . . . . . . . . . . . . . . . . . .   Outside Front Cover Page; Plan of Distribution

9.  Description of Securities to be Registered . . . . . . . .   Description of Capital Stock

10. Interests of Named Experts and Counsel . . . . . . . . . .   Legal Opinion; Independent Public Accountants

11. Material Changes . . . . . . . . . . . . . . . . . . . . .   Not Applicable

12. Incorporation of Certain Information
       by Reference. . . . . . . . . . . . . . . . . . . . . .   Incorporation of Certain Information by Reference
13. Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities. . . . .   Plan of Distribution

PROSPECTUS

                                6,048,387 SHARES

                       NATIONAL SEMICONDUCTOR CORPORATION

                                  COMMON STOCK
                                ($0.50 PAR VALUE)

                              ---------------------

     This prospectus ("Prospectus") relates to the offering from time to time by certain stockholders (the "Selling Stockholders") of 6,048,387 shares (the "Shares") of Common Stock, $0.50 par value per share, of National Semiconductor Corporation ("National" or the "Company") which are issuable upon conversion of the Company's outstanding 6 1/2% Convertible Subordinated Notes due 2002 (the "Notes"). The Company will not receive any proceeds from the Offering.

     The Selling Stockholders directly, or through agents, dealers, underwriters, or market makers, may offer and sell from time to time all or any part of the Shares in amounts and on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States. See "Plan of Distribution."

     The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the Shares, except for underwriting discounts and selling commissions associated with the sale of the Shares, all of which shall be paid by the Selling Stockholders. See "Plan of Distribution" herein for a description of indemnification arrangements for the Selling Stockholders.

     The closing price of the Company's Common Stock as reported on the New York Stock Exchange, Inc. on October 24, 1995, was $26.00 per share.

                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE

                              ---------------------

                The date of this Prospectus is October __, 1995.

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     The Company has filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), concerning the Shares covered by this Prospectus. This Prospectus omits certain information and exhibits included in that registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company's Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") and the Pacific Stock Exchange, Inc. The Company furnishes its stockholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the four quarters of each fiscal year.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

     (a) The Company's Proxy Statement for its 1995 Annual Meeting of Stockholders;

     (b) The Company's Annual Report on Form 10-K for the fiscal year ended May 28, 1995;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended August 27, 1995;

     (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed September 8, 1970; and

     (e) The description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed August 9, 1988.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests for such documents should be directed to Investor Relations, Mail Stop 10-397, National Semiconductor Corporation,
P.O. Box 58090, Santa Clara, California 95052-8090, telephone (408) 721-5800.

                                   THE COMPANY

     National Semiconductor Corporation designs, develops, manufactures and markets a broad line of analog, mixed-signal and other integrated circuits for applications in a wide variety of markets, including the personal computing, wireless communications, flat panel and CRT display, power management, local and wide area networks, automotive, consumer, mass storage and military aerospace markets. The Company's product lines include standard, application specific and full custom products. The Company markets its products throughout the world through a direct sales force and a network of distributors.

     National was incorporated in Delaware in 1959. Its principal executive offices are located at 2900 Semiconductor Drive, Santa Clara, California 95052, and its telephone number is (408) 721-5000.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is listed and traded on the NYSE and the Pacific Stock Exchange under the symbol NSM. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock, as reported on the NYSE Composite Transactions Tape.

                                                       HIGH           LOW
                                                       ----           ---
Fiscal year ended May 30, 1993:
  First Quarter. . . . . . . . . . . . . . .         $11 3/4         $8 1/2
  Second Quarter . . . . . . . . . . . . . .          14 1/8          9 7/8
  Third Quarter. . . . . . . . . . . . . . .          13 5/8         10 1/8
  Fourth Quarter . . . . . . . . . . . . . .              15         10 5/8
Fiscal year ended May 29, 1994:
  First Quarter. . . . . . . . . . . . . . .          19 1/2         14 3/8
  Second Quarter . . . . . . . . . . . . . .          21 3/4             15
  Third Quarter. . . . . . . . . . . . . . .          21 7/8         14 3/8
  Fourth Quarter . . . . . . . . . . . . . .              25         16 3/4
Fiscal year ended May 28, 1995:
  First Quarter. . . . . . . . . . . . . . .          21 1/2         15 5/8
  Second Quarter . . . . . . . . . . . . . .          19 1/2         14 3/8
  Third Quarter. . . . . . . . . . . . . . .          20 1/2         16 5/8
  Fourth Quarter . . . . . . . . . . . . . .          28 1/2         15 1/8
Fiscal year ending May 26, 1996:
  First Quarter. . . . . . . . . . . . . . .          31 1/4         23 7/8
  Second Quarter (through October 24, 1995) .         33 5/8         23 1/4


     On October 24, 1995 the last reported sale price for the Common Stock on the NYSE Composite Transactions Tape was $26.00 per share.

     The Company has not paid any cash dividends on its Common Stock and has no plans to pay cash dividends on its Common Stock in the foreseeable future. Although the Company's loan agreements do not directly limit the payment of dividends on the Company's Common Stock and Preferred Stock, these agreements require the Company to comply with certain financial covenants that are affected by dividend payments. At May 28, 1995, under the most restrictive covenant, no more than $238.5 million was available for payment of dividends on the Company's Common Stock.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company at August 27, 1995 and as adjusted to give effect to the 6-1/2% Convertible Subordinated Notes due 2002 issued September 27, 1995. The financial data at August 27, 1995 in the following table is derived from the Company's unaudited condensed consolidated financial statements for the three months ended August 27, 1995.


                                                                                     August 27, 1995
                                                                                     ---------------
                                                                                 (in millions, except
                                                                                     share amount)
                                                                                   Actual     As Adjusted
                                                                               -----------    -----------
Short-term borrowings and current portion of long-term debt. . . . . . . . . .    $   25.0       $   25.0
                                                                               -----------    -----------
                                                                               -----------    -----------

Long-term debt:
  Long-term debt including capital lease obligations . . . . . . . . . . . . .       118.1          118.1
  6 1/2% Convertible Subordinated Notes due 2002 (1) . . . . . . . . . . . . .          --          258.8
                                                                               -----------     ----------
                                                                                     118.1          376.9
                                                                               -----------    -----------

Shareholders' equity:
  Preferred stock, $0.50 par value:
    Authorized -- 1,000,000 shares; issued and outstanding --
      345,000 shares of $32.50 Convertible Preferred Stock,
      actual and as adjusted (2) . . . . . . . . . . . . . . . . . . . . . . .         0.2            0.2
  Common Stock, $.50 par value:
    Authorized -- 300,000,000 shares; issued and outstanding --
      123,388,745 shares, actual and as adjusted (3) . . . . . . . . . . . . .        62.0           62.0
  Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . .       948.6          948.6
  Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       489.0          489.0
  Treasury stock -- 492,200 shares at cost . . . . . . . . . . . . . . . . . .       (13.6)         (13.6)
                                                                               -----------    -----------

    Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . .     1,486.2        1,486.2
                                                                               -----------    -----------

      Total long-term debt and shareholderes' equity . . . . . . . . . . . . .    $1,604.3       $1,863.1
                                                                               -----------    -----------
                                                                               -----------    -----------

-----------------------------
(1)  Amount excludes expenses connected with the issuance of the Notes.

(2) The Convertible Preferred Stock has an aggregate liquidation preference of $172.5 million. The Convertible Preferred Stock is not redeemable prior to November 1, 1995. On or after November 1, 1995, each share of Convertible Preferred Stock is redeemable, at the option of the Company, for 35.273 shares of Common Stock. The Company may only exercise this option if, for 20 trading days within any period of 30 consecutive trading days, the closing price of the Common Stock on the NYSE exceeds $17.72. On October 24, 1995 the reported last sale price of the Common Stock on the NYSE was $26.00 per share.

(3) Outstanding shares excludes: (i) 37,495,082 shares of Common Stock reserved for issuance under the Company's stock option, benefit and stock purchase plans, under which options to purchase 11,455,622 shares of Common Stock were outstanding as of August 27, 1995, (ii) 12,169,185 shares of Common Stock reserved for issuance upon conversion of the Convertible Preferred Stock, and (iii) 6,048,387 shares of Common Stock offered hereby.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial data set forth in the table below for each of the five fiscal years in the period ended May 28, 1995 have been derived from, and are qualified by reference to, the audited consolidated financial statements of the Company previously filed with the Commission. The statement of operations data for the three months ended August 28, 1994 and August 27, 1995, the selected balance sheet data as of August 27, 1995 and the selected quarterly statement of operations data for the three months ended August 28, 1994, November 27, 1994, February 26, 1995, May 28, 1995 and August 27, 1995 are derived from unaudited condensed consolidated financial statements and the accounting records of the Company, and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for interim periods. The following information should be read in conjunction with the consolidated financial statements and related notes of the Company included, or incorporated by reference, in its reports filed under the Exchange Act that are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."


                                                                               YEARS ENDED (1)                THREE MONTHS ENDED
                                              -----------------------------------------------------------  ------------------------
                                                 MAY 26,     MAY 31,     MAY 30,      MAY 29,     MAY 28,   AUGUST 28,   AUGUST 27,
                                                  1991        1992        1993         1994        1995       1994         1995
                                              ----------  ----------  ----------   ----------  ----------  ----------    ----------
                                                                   (IN MILLIONS, EXCEPT RATIOS AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales. . . . . . . . . . . . . . . . . .   $1,701.8     $1,717.5    $2,013.7     $2,295.4    $2,379.4    $553.8       $698.8
Gross margin . . . . . . . . . . . . . . . .      407.5        535.4       715.4        959.1       994.9     233.2        301.1
Operating income (loss) (2). . . . . . . . .     (158.9)      (144.0)      119.9        274.5       284.0      64.4         87.0
Income (loss) from continuing
  operations before cumulative effect
  of accounting change . . . . . . . . . . .     (150.3)      (120.1)      130.3        259.1       264.2      59.0         73.5
Net income (loss). . . . . . . . . . . . . .     (151.4)      (120.1)      130.3        264.0       264.2      59.0         73.5
Earnings (loss) per common share:
  Primary. . . . . . . . . . . . . . . . . .     $(1.56)      $(1.24)      $0.98        $2.02       $2.02     $0.44        $0.56
  Fully diluted. . . . . . . . . . . . . . .     $(1.56)      $(1.24)      $0.98        $1.87       $1.92     $0.42        $0.53
Ratio of earnings to fixed charges (3):
  Actual . . . . . . . . . . . . . . . . . .         --           --        7.2x        16.5x       18.2x     21.7x        18.3x
  Pro Forma. . . . . . . . . . . . . . . . .         --           --          --           --        9.7x        --        10.5x

                                                     MAY 26,     MAY 31,        MAY 30,      MAY 29,        MAY 28,      AUGUST 27,
                                                      1991        1992          1993           1994          1995           1995
                                                  ----------   ----------    ----------     ----------    ----------     ----------
                                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
Total assets . . . . . . . . . . . . . . . . . .  $1,190.7      $1,148.9       $1,476.5       $1,747.7      $2,235.7       $2,283.5
Working capital. . . . . . . . . . . . . . . . .     196.1         122.0          336.6          439.0         492.4          542.2
Long-term debt, excluding current
  portion. . . . . . . . . . . . . . . . . . . .      19.9          33.9           37.3           14.5          82.5          118.1
Shareholders' equity . . . . . . . . . . . . . .     658.3         539.4          837.4        1,105.7       1,406.7        1,486.2

                                                                                         THREE MONTHS ENDED
                                                                AUGUST 28,   NOVEMBER 27,   FEBRUARY 26,    MAY 28,       AUGUST 27,
                                                                   1994          1994          1995          1995            1995
                                                               ----------    ----------     ----------    ----------     ----------
                                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
SELECTED QUARTERLY
STATEMENT OF OPERATIONS DATA:
Net sales. . . . . . . . . . . . . . . . . . . . . . . .          $553.8         $584.4         $571.4        $669.8         $698.8
Gross margin . . . . . . . . . . . . . . . . . . . . . .           233.2          251.7          229.3         280.7          301.1
Operating income (2) . . . . . . . . . . . . . . . . . .            64.4           76.2           59.2          84.2           87.0
Net income . . . . . . . . . . . . . . . . . . . . . . .            59.0           67.0           57.0          81.2           73.5
Earnings per common share:
  Primary. . . . . . . . . . . . . . . . . . . . . . . .           $0.44          $0.51          $0.43         $0.62          $0.56
  Fully diluted. . . . . . . . . . . . . . . . . . . . .           $0.42          $0.49          $0.42         $0.59          $0.53

----------------------------
(Footnotes appear on next page)

(1) Fiscal 1991, 1993, 1994 and 1995 were 52-week years whereas fiscal 1992 was a 53-week year.

(2) Beginning in the quarter ended August 27, 1995, the Company reclassified as other income, net, certain non-operating items that were previously reported as selling, general and administrative expenses. Such items included net intellectual property income and gain on sale of investments, net. Prior periods have been restated to conform to the fiscal 1996 presentation. The effect of such restatement was to reduce previously reported operating income or increase previously reported operating loss by $6.3 million, $21.6 million, $27.1 million, $18.1 million and $30.6 million for the fiscal years ended May 26, 1991, May 31, 1992, May 30, 1993,
     May 29, 1994 and May 28, 1995, respectively, and by $4.8 million,
     $4.0 million, $7.4 million, $14.4 million for the three month periods ended August 28, 1994, November 27, 1994, February 26, 1995, and May 28, 1995,
     respectively. The reclassifications had no impact on previously reported net income.

(3)  For the purpose of calculating the ratio of earnings to fixed charges,
     (i) earnings consist of income before income taxes and before cumulative effect of accounting change, plus fixed charges and (ii) fixed charges consist of interest expense incurred, amortization of debt expense and the portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. Earnings were inadequate to cover fixed charges by $149.0 million and $117.0 million in the fiscal years ended May 26, 1991 and May 31, 1992, respectively. The pro forma ratio of earnings to fixed charges reflects the interest expense on the Notes, as if the Notes had been issued at the beginning of the respective periods presented.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.



                              SELLING STOCKHOLDERS

     The Selling Stockholders will have received their shares upon conversion of the 6-1/2% Convertible Subordinated Notes Due 2002 of the Company (the "Notes"). In connection with the issuance of the Notes, the Company agreed to file a registration statement with the Commission covering the resale of the Shares issuable upon conversion of the Notes and to indemnify each Selling Stockholder against claims made against them arising out of, among other things, statements made in such registration statement. In addition, the Company agreed to cause this registration statement to remain effective for the earlier of three years or until all of the Shares are sold. The Company has undertaken to distribute, as necessary, one or more Prospectus Supplements which will set forth, to the extent required, the specific number of Shares to be sold, the names of the Selling Stockholders, the respective purchase price, the name of any dealers, agents or underwriters and any applicable commission or discount with respect to a particular offer.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, $0.50 par value, and 1,000,000 shares of Preferred Stock, $0.50 par value. As of August 27, 1995, 123,388,745 shares of Common Stock were outstanding, and 345,000 shares of $32.50 Convertible Preferred Stock and 3,450,000 Depositary Shares associated with the $32.50 Convertible Preferred Stock were outstanding.

COMMON STOCK

     Each share of Common Stock entitles the holder to one vote on matters submitted to a vote of the stockholders (cumulative voting may be invoked in connection with the election of directors), and, subject to the prior preferences of the Company's Preferred Stock, a pro rata share of assets remaining available for distribution to stockholders upon a liquidation of the Company. Dividends may be paid to the holders of the Common Stock when and if declared by the Board of Directors out of funds legally available therefor, and after payment of dividends and sinking fund payments on outstanding Preferred Stock, if any. The Company has not paid any cash dividends on its Common Stock. The Common Stock is not convertible and has no preemptive rights. There are no redemption provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock issuable upon conversion of the Notes will be, fully paid and non-assessable.

     The transfer agent and registrar for the Company's Common Stock is The First National Bank of Boston.

PREFERRED STOCK

     The Company's Certificate of Incorporation and Bylaws provide that Preferred Stock may be issued from time-to-time in one or more series. The Company's Board of Directors has authority to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences of any wholly unissued series of Preferred Stock, as well as the number of shares constituting any such unissued series and the designation thereof, and to increase or decrease the number of shares of any outstanding series (but not below the number of shares of such series then outstanding), without any further vote or action by the Company's stockholders.

 $32.50 CONVERTIBLE PREFERRED STOCK. The Company issued 345,000 shares of $32.50 Convertible Preferred Stock, $0.50 par value (the "Convertible Preferred Shares") in October 1992. All Convertible Preferred Shares are currently held by a Depositary, which has issued Depositary Shares at the rate of 10 Depositary Shares for each Convertible Preferred Share held by the Depositary. Each owner of a Depositary Share is entitled, proportionately, to all of the rights and preferences of a holder of one-tenth of a Convertible Preferred Share. The liquidation preference of each Convertible Preferred Share is $500 plus unpaid dividends. The Convertible Preferred Shares are convertible at any time at the option of the holder into Common Stock at the rate of 35.273 shares of Common Stock for each Convertible Preferred Share. On or after November 1, 1995, and if the closing price of the Company's Common Stock on the New York Stock Exchange exceeds $17.72 for twenty trading days within any period of thirty consecutive trading days, the Convertible Preferred Shares are redeemable, in whole or in part, at the option of the Company for the number of shares of Common Stock as are issuable at a conversion rate of 35.273 shares of Common Stock for each Convertible Preferred Share. The Convertible Preferred Shares are not entitled to the benefit of any sinking fund. Dividends on the Convertible Preferred Shares at an annual rate of $32.50 per share are cumulative and payable quarterly in arrears, when and as declared by the Company's Board of Directors. Holders of Convertible Preferred Shares are entitled to limited voting rights.

 PREFERRED STOCK RIGHTS AGREEMENT. On August 5, 1988 the Board of Directors of the Company approved a Preferred Stock Rights Agreement and declared a dividend distribution payable August 19, 1988 of one Preferred Share Purchase Right (the "Rights") for each share of its Common Stock outstanding on August 19, 1988 and each share of its Common Stock issued thereafter (subject to certain limitations).

     Currently, the Rights trade with the shares of Common Stock. When the Rights become exercisable, each Right will entitle the holder to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock, $.50 par value, at an exercise price of $60 per one one-thousandth of a share. The Rights will become exercisable and will trade separately from the Common Stock on the earlier of (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock, or (ii) 10 days (unless postponed by action of the Board of Directors) following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 20% or more of the Company's outstanding Common Stock.

     In general, if any person or group acquires 30% or more of the Company's Common Stock without approval of the Company's Board of Directors, each Right not held by the acquiring person will entitle its holder to purchase $120 worth of the Company's Common Stock for an effective purchase price of $60. If, after any person or group acquires 30% or more of the Company's Common Stock without the approval of the Board of Directors, the Company is acquired in a merger or other business combination transaction, each Right not held by the acquiring person would entitle its holder to purchase $120 worth of the common stock of the acquiring company for $60. Under certain conditions, the Company may elect to redeem the Rights for $.01 per Right or cause the exchange of each Right not held by the acquiring person for one share of the Company's Common Stock. Additionally, the exercise price, number of Rights, and number of shares of Series A Junior Participating Preferred or Common Stock that may be acquired for the exercise price are subject to adjustment from time to time to prevent dilution. The Rights expire on August 8, 1998, unless previously exchanged or redeemed as described above or terminated in connection with an acquisition of the Company by consolidation or merger which is approved by the Board of Directors and satisfies certain conditions.

     The Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors by causing substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

     The description above is qualified in its entirety by reference to the Rights Agreement dated as of August 8, 1988.

DELAWARE GENERAL CORPORATION LAW SECTION 203

     As a corporation organized under the laws of the State of Delaware, the Company is subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company), or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by any of the Selling Stockholders or by donees or transferees, directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom they may act as agent. The Shares or any part of the Shares may be sold in amounts and on terms to be determined at the time of sale, including, without limitation, block trades, in the over-the-counter market, through an exchange or otherwise, at negotiated prices or at or relating to quoted market prices then prevailing. The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholders, to reject in whole or in part any proposed purchase of the Shares. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

     To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

     Offers or sales of the Shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any such other person. All of the foregoing may affect the marketability of the Shares and the brokers' and dealers' ability to engage in market-making activities with respect to the Shares.

     Pursuant to an agreement with the Selling Stockholders, the Company will pay substantially all of the expenses incident to the registration of the Shares, estimated to be approximately $75,000. Under agreements entered into with the Company, the Selling Stockholders will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL OPINION

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Costa Mesa, California.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended May 28, 1995, incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their report dated June 7, 1995, appearing therein and incorporated herein by reference.

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-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                ------------------------------------------------


                                TABLE OF CONTENTS
                                                                            PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents by
  Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Price Range of Common Stock and
  Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Selected Consolidated Financial
  Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Description of
   Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . . . 13

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                                6,048,387 SHARES


                                    NATIONAL
                                  SEMICONDUCTOR
                                   CORPORATION



                                  COMMON STOCK
                                ($0.50 PAR VALUE)





                                ----------------

                                   PROSPECTUS

                                ----------------


                                OCTOBER __, 1995




-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses expected to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows.

     SEC Registration Fee. . . . . . . . . . . . .    $53,706
     Legal Fees and Expenses . . . . . . . . . . .     15,000
     Accountant's Fees and Expenses. . . . . . . .      4,500
     Blue Sky Fees and Expenses. . . . . . . . . .        250
     Miscellaneous Expenses. . . . . . . . . . . .     $1,544
                                                       ------

          Total. . . . . . . . . . . . . . . . . .    $75,000
                                                       ------
                                                       ------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Certificate of Incorporation, as amended, of the Company provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law contains provisions permitting corporations to indemnify any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with the provisions set forth therein. The Bylaws of the Company generally provide for indemnification of such persons to the fullest extent allowed by applicable law.

ITEM 16.  EXHIBITS

1         Placement Agreement dated September 21, 1995.

4-A Form of Common Stock Certificate (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-3 Registration No. 33-48935, which became effective October 5, 1992.)

4-B Rights Agreement (incorporated by reference from the Exhibits to the Company's Registration Statement on Form 8-A filed August 10, 1988).

4-C Deposit Agreement and Form of Depositary Receipt (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-3 Registration No. 33-52775, which became effective March 22,
          1994).

4-D Indenture dated as of September 15, 1995 between National Semiconductor Corporation and The First National Bank of Boston as Trustee.

4-E       Registration Rights Agreement dated as of September 21, 1995.

4-F       Form of Note.

5         Opinion of Latham & Watkins.

23-A      Consent of KMPG Peat Marwick LLP.

23-B      Consent of Latham & Watkins (included as part of Exhibit 5).

24        Power of Attorney.

27 Financial Data Schedule (incorporated by reference from the Exhibits to the Company's Annual Report on Form 10-K filed July 27, 1995 and the Company's Quarterly Report on Form 10-Q filed September 20, 1995).

ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on October 24, 1995.


                                        NATIONAL SEMICONDUCTOR CORPORATION,
                                        a Delaware corporation



                                        By   GILBERT F. AMELIO
                                             -----------------------------
                                             Gilbert F. Amelio
                                             Chairman of the Board, President
                                             and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 24, 1995.


          Signature                        Title
          ---------                        -----

GILBERT F. AMELIO                          Chairman of the Board, President
-------------------------                  and Chief Executive Officer
Gilbert F. Amelio                          (principal executive officer)

DONALD MACLEOD*                            Executive Vice President,
-----------------------------              Finance and Chief Financial
Donald Macleod                             Officer (principal financial officer)

RICHARD D. CROWLEY, JR.*                   Vice President and Controller
-----------------------------              (principal accounting officer)
Richard D. Crowley, Jr.

GARY P. ARNOLD*                            Director
-----------------------------
Gary P. Arnold

ROBERT BESHAR*                             Director
-----------------------------
Robert Beshar

MODESTO A. MAIDIQUE*                       Director
-----------------------------
Modesto A. Maidique

EDWARD R. MCCRACKEN*                       Director
-----------------------------
Edward R. McCracken

J. TRACY O'ROURKE*                         Director
-----------------------------
J. Tracy O'Rourke

CHARLES E. SPORCK*                         Director
-----------------------------
Charles E. Sporck

DONALD E. WEEDEN*                          Director
-----------------------------
Donald E. Weeden

*By GILBERT F. AMELIO
    -----------------------------
    Gilbert F. Amelio
    Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibit                            Description
-------                            -----------

1         Placement Agreement dated September 21, 1995.

4-A Form of Common Stock Certificate (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-3 Registration No. 33-48935, which became effective October 5, 1992.)

4-B Rights Agreement (incorporated by reference from the Exhibits to the Company's Registration Statement on Form 8-A filed August 10, 1988).

4-C Deposit Agreement and Form of Depositary Receipt (incorporated by reference from the Exhibits to the Company's Registration Statement on Form S-3 Registration No. 33-52775, which became effective March 22,
          1994).

4-D Indenture dated as of September 15, 1995 between National Semiconductor Corporation and the First National Bank of Boston as Trustee.

4-E       Registration Rights Agreement dated as of September 21, 1995.

4-F       Form of Note.

5         Opinion of Latham & Watkins.

23-A      Consent of KMPG Peat Marwick LLP.

23-B      Consent of Latham & Watkins (included as part of Exhibit 5).

24        Power of Attorney.

27 Financial Data Schedule (incorporated by reference from the Exhibits to the Company's Annual Report on Form 10-K filed July 27, 1995 and the Company's Quarterly Report on Form 10-Q filed September 20, 1995).